As filed with the Securities and Exchange Commission on October 31, 2025.

Registration No. [  ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VISTRA CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	4911	36-4833255
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6555 Sierra Drive

Irving, Texas 75039

(214) 812-4600

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Vistra Corp. 2025 Employee Stock Purchase Plan

(Full title of the plan)

Stephanie Zapata Moore

Vistra Corp.

Executive Vice President and General Counsel

6555 Sierra Drive

Irving, Texas 75039

(214) 812-4600

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent of Service)

With a copy to:

William D. Howell

Sidley Austin LLP

2021 McKinney Avenue

Dallas, Texas 75201

(214) 981-3418

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Vistra Corp., a Delaware corporation (the “Registrant”), is filing this Registration Statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register 1,000,000 shares of its Common Stock, par value $0.01 per share, issuable to eligible individuals under the Registrant’s 2025 Employee Stock Purchase Plan (as amended and restated, the “Plan”).

PART I

The Registrant will provide all participants in the Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Commission under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the note to Part I of Form S-8 and Rule 428 of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such document(s), along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission, are hereby incorporated by reference into this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (File No. 001-38086), filed with the Commission on February 28, 2025;

(b)	the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025 (File No. 001-38086), filed with the Commission on May 8, 2025 and August 8, 2025, respectively;

(c)

the Registrant’s Current Reports on Form 8-K filed with the Commission on May  5, 2025, May  21, 2025, July  16, 2025, July  23, 2025, September  29, 2025, October  6, 2025, and October 15, 2025 (other than with respect to Items 2.02, 7.01 and 9.01); and

(d)

the description of the Registrant’s common stock contained in Exhibit 4.134 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (not including any information furnished under Items 2.02, 7.01 or 9.01 of Form 8-K, which information is not incorporated by reference herein), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated herein by reference will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or supersedes the statement. Any such statement modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The DGCL also provides that indemnification under Sections 145(a) and (b) can only be made upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Sections 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of directors who are not a party to the action at issue (even though less than a quorum), (2) by a committee of such directors designated by majority vote of such directors (even though less than a quorum), (3) if there are no such directors, or if such directors authorize, by the written opinion of independent legal counsel, or (4) by the stockholders.

Section 145(c) of the DGCL provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) or (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for any monetary damages related to a breach of fiduciary duty as a director or officer, as long as the corporation does not eliminate or limit the liability of a director or officer for (a) a breach of the director or officer’s duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) a violation of Section 174 of the DGCL (unlawful dividends) or (d) any transaction from which the director or officer derived an improper personal benefit. Article XI of the Amended and Restated Certificate of Incorporation of the Registrant eliminates the personal liability of the Registrant’s directors and officers to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for (a) a breach of the director or officer’s duty of loyalty to the Registrant or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) a violation of Section 174 of the DGCL (unlawful dividends) or (d) any transaction from which the director or officer derived an improper personal benefit.

Under the Amended and Restated Bylaws of the Registrant, dated May 2, 2025 (the “Bylaws”), the Registrant agrees that it is the indemnitor of first resort to provide advancement of expenses or indemnification to directors and officers.

Article VI of the Bylaws provides that the Registrant shall indemnify and hold harmless each person who was or is a party, or is threatened to be made a party to, or was or is otherwise involved in, any action, suit, arbitration, alternative dispute mechanism, inquiry, judicial, administrative or legislative hearing, investigation or any other threatened, pending or completed proceeding, whether brought by or in the right of the Registrant or otherwise, including any and all appeals, whether of a civil, criminal, administrative, legislative, investigative or other nature by reason of the fact that he or she is or was a director, an officer, or while a director or officer of the Registrant is or was serving at the request of the Registrant as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent authorized by applicable law, including, without limitation, the DGCL. Under the Bylaws, except as otherwise required by law, the Registrant shall indemnify an officer or director in connection with a proceeding initiated by the officer or director, only if such proceeding or part thereof was authorized or ratified by the board of directors of the Registrant.

The Registrant has entered into indemnification agreements with each of its officers and directors that provide, in general, that the Registrant will indemnify them to the fullest extent permitted by law in connection with their service to the Registrant or on its behalf.

The Registrant has obtained directors’ and officers’ liability insurance which insures against certain liabilities that its directors and officers may, in such capacities, incur.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	—	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 5, 2025).

4.2	—	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 5, 2025).

4.3	—	Vistra Corp. 2025 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 5, 2025.

5.1*	—	Opinion of Sidley Austin LLP.

23.1*	—	Consent of Sidley Austin LLP (included in Exhibit 5.1).

23.2*	—	Consent of Deloitte & Touche LLP.

24.1*	—	Power of Attorney (included on the signature page to this Registration Statement).

107.1*	—	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

4.1	—	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 5, 2025).

4.2	—	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 5, 2025).

4.3	—	Vistra Corp. 2025 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 5, 2025.

5.1*	—	Opinion of Sidley Austin LLP.

23.1*	—	Consent of Sidley Austin LLP (included in Exhibit 5.1).

23.2*	—	Consent of Deloitte & Touche LLP.

24.1*	—	Power of Attorney (included on the signature page to this Registration Statement).

107.1*	—	Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irving, State of Texas on October 31, 2025.

Vistra Corp. (Registrant)

By:	/s/ Kristopher E. Moldovan
	Name:	Kristopher E. Moldovan
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes James A. Burke, Kristopher E. Moldovan and Stephanie Zapata Moore, or any of them, as his or her attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his or her name and on his or her behalf, in any and all capacities, this Registration Statement on Form S-8, and any and all amendments (including post-effective amendments) to this Registration Statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)), and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, as the case may be, which amendments may make such changes in such registration statement, as the case may be, as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever, which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on October 31, 2025:

Signatures	Title

/s/ James A Burke James A. Burke	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Kristopher E. Moldovan Kristopher E. Moldovan	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Margaret Montemayor Margaret Montemayor	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ Scott B. Helm Scott B. Helm	Chairman and Director

/s/ Hilary E. Ackermann Hilary E. Ackermann	Director

/s/ Arcilia Acosta Arcilia Acosta	Director

/s/ Gavin Baiera Gavin Baiera	Director

/s/ Paul M. Barbas Paul M. Barbas	Director

/s/ Lisa Crutchfield Lisa Crutchfield	Director

/s/ Julie A. Lagacy Julie A. Lagacy	Director

/s/ John W. (Bill) Pitesa John W. (Bill) Pitesa	Director

/s/ John R. Sult John R. Sult	Director

/s/ Robert C. Walters Robert C. Walters	Director